Exhibit 10.2

Intermec, Inc.
6001 36th Avenue West
Everett, WA 98203-1264

INTERMEC, INC.
2008 OMNIBUS INCENTIVE PLAN

NONQUALIFIED STOCK OPTION GRANT NOTICE
(FOR U.S. OPTIONEES)

Intermec, Inc. (the “Company”) hereby grants to you an Option (the “Option”) to purchase shares of the Company's Common Stock under the Company's 2008 Omnibus Incentive Plan (the “Plan”).  The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this “Grant Notice”) and in the Stock Option Agreement and the Plan, which are incorporated into this Grant Notice in their entirety.  Capitalized terms that are not defined herein shall have the meanings assigned to such terms in the Plan.

[Name]	Option Number:	[option number]
[Address]	Option Plan:	2008
	Grant Date:	[date]
	Option Shares:	[number]
	Exercise Price (per Share):	[price]
	Type of Option:	Nonqualified Stock Option

Vesting and Exercisability Schedule:  The Option shall, subject to the provisions of the Plan, become vested and exercisable in installments on the dates set forth below and shall remain cumulatively exercisable until the Option Expiration Date indicated, subject to earlier expiration in the event of your Termination of Service as set forth in the Stock Option Agreement:

Number of Shares	Date Option May First Be Exercised	Option Expiration Date
[number]	[date]	[date]
[number]	[date]	[date]
[number]	[date]	[date]
[number]	[date]	[date]

Additional Terms/Acknowledgement:  You acknowledge receipt of, and understand and agree to, this Grant Notice and the Stock Option Agreement.  You further acknowledge that as of the Grant Date, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral and written agreements on the subject. You also acknowledge that you have received the Plan and the plan summary for the Plan.  You are encouraged to review the Company’s most recent annual report and proxy statement, which may be found at www.intermec.com.

IN WITNESS WHEREOF, this Grant Notice has been executed by you and by the Company through its duly authorized officer, all as of the Grant Date indicated above.

Intermec, Inc.

By:
Patrick J. Byrne
Chief Executive Officer and President

Participant:
Dated:

IMPORTANT
PLEASE ACCEPT ELECTRONICALLY OR
SIGN AND RETURN PROMPTLY

[Name]

INTERMEC, INC.
2008 OMNIBUS INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT
(FOR U.S. OPTIONEES)

Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Stock Option Agreement (this “Agreement”), the Company has granted you an Option under its 2008 Omnibus Incentive Plan (the “Plan”) to purchase the number of shares of the Company's Common Stock indicated in your Grant Notice (the “Shares”) at the exercise price indicated in your Grant Notice.

Capitalized terms that are not defined herein shall have the meanings assigned to such terms in the Plan.  The Plan shall control in the event there is any express conflict between the Plan and the Grant Notice or this Agreement and with respect to such matters as are not expressly covered herein.

The details of the Option are as follows:

1.             Vesting and Exercisability.  Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, except that, unless otherwise provided in the Grant Notice or this Agreement, vesting will cease upon your Termination of Service and the unvested portion of the Option will terminate.

2.             Securities Law Compliance.  Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.  The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3.             Independent Tax Advice.  You should obtain independent tax advice prior to exercising the Option and prior to the disposition of any Shares.  The Option is intended to be a Nonqualified Stock Option, as that term is defined in the Plan.

4.             Methods of Exercise. Subject to the provisions of this Agreement, the vested portion of the Option may be exercised, in whole or in part, at any time during the term of the Option by giving written notice of exercise to the Company on the form furnished by the Company for that purpose or, to the extent applicable, by written notice to a brokerage firm designated or approved by the Company, specifying the number of Shares subject to the Option to be purchased.  Each exercise must encompass at least one installment or 100 Shares, whichever is less.

The exercise price for Shares to be purchased upon exercise of all or a portion of the Option shall be paid in any combination of the following:

(a)  in cash in United States dollars (by certified or bank check or such other instrument payable to the order of “Intermec, Inc.” as the Company may accept);

(b)  if permitted by the Company, by having the Company withhold Shares that would otherwise be issued on exercise of the Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the Shares being purchased under the Option;

(c)  if permitted by the Company, by tendering (either actually or by attestation) shares of Common Stock owned by you that have an aggregate Fair Market Value equal to the aggregate exercise price of the Shares being purchased under the Option;

(d)  to the extent permitted by applicable law, by delivering a properly executed exercise notice, together with irrevocable instructions to a broker, to deliver promptly to the Company the aggregate amount of proceeds to pay the Option exercise price, and, if requested by you or required by law to be withheld by the Company, the amount of any federal, state, local and foreign withholding taxes, all in accordance with the regulations of the Federal Reserve Board; or

(e) by any other method permitted by the Committee.

5.             Treatment upon Termination of Employment or Service Relationship.

(a)  General Rule. In the event of your Termination of Service for any reason other than Retirement, Disability, death or for Cause, you may thereafter exercise the Option, to the extent it was vested on the date of termination, on or before the earlier of three months from the date of such Termination of Service or the Option Expiration Date; provided, however, that if you die within such three-month period, any unexercised Option held by you shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was vested at the time of death for a period of 12 months from the date of such death or until the Option Expiration Date, whichever period is shorter.

(b)  Retirement.  In the event of your Termination of Service by reason of Retirement, you (or your estate or personal representative) may thereafter exercise the Option, to the extent it was vested on the date of Retirement, until the Option Expiration Date or, if earlier, 12 months from the date of your death.  “Retirement” means “Normal Retirement” or “Early Retirement” as defined in the Plan.

(c)  Disability.  In the event of your Termination of Service by reason of Disability, you may thereafter exercise the Option, to the extent it was vested on the date of termination, for a period of three years from the date of such Termination of Service or until the Option Expiration Date, whichever period is shorter; provided, however, that if you die within such period, any unexercised portion of the Option shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was vested at the time of death for a period of 12 months from the date of such death or until the Option Expiration Date, whichever period is shorter.  “Disability” means your permanent and total disability as more specifically defined in the Plan.

(d)  Death.  In the event of your Termination of Service due to death, the vested portion of the Option may thereafter be exercised for a period of 12 months from the date of such death or until the Option Expiration Date, whichever period is shorter, in accordance with the following schedule:

Time from Grant Date to Death	Percentage of Option Exercisable by Estate
Less than 1 year	33%
1 year to 2 years	67%
More than 2 years	100%

(e)  Cause.  The Option, both the vested and unvested portion, will automatically expire at the time the Company first notifies you of your Termination of Service for Cause, unless the Committee determines otherwise.  If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation.  If any facts that would constitute termination for Cause are discovered after your Termination of Service, any Option you then hold may be immediately terminated by the Committee.

(f)  Other.  Notwithstanding the foregoing provisions of this Paragraph 5, if exercise of the vested portion of the Option following your Termination of Service during the applicable time period above would be prohibited solely because the issuance of Shares upon exercise of the Option would violate the registration requirements under the Securities Act or the Company's insider trading policy, then the Option shall remain exercisable until the later of the expiration of (i) the applicable time period set forth above and (ii) a three-month period during which exercise of the Option would not be violation of the Securities Act or the Company's insider trading policy requirements, but in no event later than the Option Expiration Date.

It is your responsibility to be aware of the date on which the Option terminates.

6.             Limited Transferability. You may transfer all or a portion of the Option by way of gift to any family member, provided that any such transferee shall agree in writing with you (or any successor optionee) and the Company, as a condition to such transfer, to be bound by the provisions of all agreements and other instruments, including without limitation, the Plan, and shall agree in writing to such other terms as the Company may reasonably require to assure compliance with applicable federal and state securities and other laws.  For purposes of the preceding sentence, "family member" shall include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationship, any person sharing your household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the optionee) control the management of assets, and any other entity in which these persons (or the optionee) own more than 50% of the voting interests.  The Option shall be exercisable, subject to the terms of the Plan, only by you, your guardian or legal representative, or any person to whom such option is transferred pursuant to this paragraph, it being understood that the term "holder" and "optionee" include such guardian, legal representative and other trustee.  If such transfer is made to a family member, there may be additional tax consequences at the time of transfer, and the Company will not be responsible for such tax consequences.

7.             Change of Control.  The effect of a Change of Control on the Option shall be governed by the terms of a Company change of control policy or agreement as then in effect and applicable to the Option.   In the event no policy or agreement addresses the effect of a Change of Control on the Option, the terms of the Plan shall govern.

8.             Withholding Taxes. No later than the date as of which an amount first becomes includable in your gross income for federal income tax purposes or otherwise with respect to any portion of the Option, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state or local, and foreign taxes of any kind required by law to be withheld by the Company with respect to such amount.  Unless otherwise determined by the Committee, the minimum amount of statutory withholding obligations may be settled with unrestricted Shares having a Fair Market Value on the date of the exercise of the Option equal to the amount of taxes required by law to be withheld, including Shares issuable upon exercise of a Stock Option that gives rise to the withholding requirement.  Tax withholding in excess of the statutory minimum amount may not be satisfied in Shares but may, if desired, be paid in cash.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements having been made, and the Company and its Related Companies shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due you.

9.             Stockholder Rights.  No Shares subject to the Option shall be issued until full payment therefore, including applicable withholding taxes, has been made.  You shall have all of the rights of a stockholder of the Company with respect to Shares subject to the Option (including, if applicable, the right to vote the Shares and the right to receive dividends, if any) when you have given written notice of exercise and have paid the exercise price and applicable withholding taxes in full for such Shares.

10.           Adjustments.  If as a result of any adjustment to the shares or number of shares subject to this Agreement made pursuant to Section 14 of the Plan, any fractional share would be issuable under this Agreement, such fractional share shall be canceled without the payment of any consideration to you.

11.            Voluntary Nature of Plan and Awards Granted Thereunder/No Employment or Service Contract.  The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement.  Grants of Options and other Awards under the Plan are made from time to time in the sole discretion of the Committee.  The grant of the Option or other Award does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past.  You acknowledge that future grants under the Plan, if any, will be at the sole discretion of the Committee, including the timing of any grant, the number of shares subject to the Option, the vesting provisions, and the exercise price. The grant of an Option to you in any year shall give you neither any right to similar grants in future years nor any right to be retained in the employ or other service of the Company or a Related Company, such employment or service relationship being terminable to the same extent as if the Plan and this Agreement were not in effect.  The right and power of the Company and its Related Companies to dismiss or discharge you is specifically and unqualifiedly unimpaired by this Agreement.

You acknowledge that your participation in the Plan is voluntary and the value of the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or its Related Companies, and which is outside the scope of any employment or other contract you may have, unless such contract specifically provides otherwise.  As such, you understand that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits, or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or its Related Companies.

12.           Data Privacy Rights.  If employed by a Related Company, you authorize and direct such Related Company or any agent of the Company or such Related Company administering the Plan or providing plan recordkeeping services to disclose to the Company or any of its Related Companies such information and data as it shall request in order to facilitate the grant of the Option and the administration of the Plan, and you waive any data privacy rights you may have with respect to such information.  By accepting this Agreement, you authorize the Company and the Related Company by which you are employed, if applicable, to store and transmit such information in electronic form.

13.           Option Expiration.  It is the present practice of the Company to provide participants in the Plan, solely as a courtesy and not as a Company policy, with written or oral notification of the imminent expiration of any Option having monetary value.  You acknowledge that the Company and its subsidiaries and agents shall have no liability or responsibility in the event you should fail to receive any such "courtesy notice" and the Option expires unexercised.  You acknowledge that the obligation to monitor the schedule of exercisability and expiration of the Option evidenced by this Agreement, and to procure current quotations regarding the market value of the Shares, is solely your obligation and not that of the Company or any subsidiary or affiliate by which you are employed or the agents of either of them.

14.           Notices.  Each notice relating to this Agreement shall be in writing and delivered in person or by mail to the Company at its office, 6001 36th Avenue West, Everett, WA 98203-1264, to the attention of the Company's Secretary, or at such other address as may be furnished to you in writing.  All notices to you or other person or persons then entitled to exercise any right pursuant to this Agreement shall be delivered to you or such other person as you or such other person may specify in writing to the Secretary of the Company by a notice delivered in accordance with this paragraph.

15.           Electronic Notices. The Company may, in its sole discretion, decide to deliver any documents related to the Option granted under, and participation in, the Plan or future options (if any) that may be granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.           Entire Agreement/Choice of Law and Venue.  The terms and conditions of this Agreement and the Grant Notice and the Plan, both of which are incorporated by reference herein, comprise the whole terms and conditions between you and the Company with respect to the subject matter of the Grant Notice and this Agreement, and shall be governed by and construed in accordance with the laws of the State of Washington, U.S.A., without reference to principles of conflicts of law.  For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the grant of this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Washington, U.S.A., and agree that such litigation shall be conducted only in the courts of Washington, U.S.A., or the federal courts for the United States for the Western District of Washington, and no other courts where this grant is made and/or to be performed.

The Company hereby reserves the right to alter, amend, modify, restate, suspend or terminate the Plan and this Agreement in accordance with Section 16.1 of the Plan, but no such subsequent amendment, modification, restatement or termination of the Plan or this Agreement shall adversely affect in any material way your rights under this Agreement without your consent.  This Agreement shall be subject, without further action by the Company or you, to such amendment, modification or restatement.

The provisions of the Grant Notice and this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon each successor of the Company and, to the extent specifically provided therein and in the Plan, shall inure to the benefit of and shall be binding upon your heirs, legal representatives, and successors and upon any person to whom a transfer of the Option permitted by Paragraph 6 of this Agreement has been made.